Exhibit 99.1

PRIVACY STATEMENT

DIAMETER CREDIT COMPANY

PRIVACY NOTICE

Introduction

Your privacy is very important to us. This notice (this “Privacy Notice”) is provided by Diameter Principal Finance LLC (the “Adviser”) and Diameter Credit Company (the “Company”, and together with the Adviser, “we” or “us”), and sets forth our policies for the collection, use, storage, sharing, disclosure (collectively, “processing”) and protection of personal data relating to current, prospective and former investors in the Company, as applicable. Capitalized terms used but not defined herein have the meanings assigned to them in the Company’s Private Placement Memorandum (together with any appendices and supplements thereto, the “Memorandum”), in the Company’s Amended and Restated Declaration of Trust, as may be amended, restated or modified from time to time (the “Charter”), in the Company’s Bylaws, as may be amended, restated or modified from time to time (the “Bylaws”), in the Investment Advisory and Management Agreement between the Company and Diameter Principal Finance LLC (the “Adviser”), as may be amended, restated or modified from time to time (the “Advisory Agreement”) and in the Administration Agreement between the Company and Diameter Finance Administration LLC (the “Administrator”), as may be amended, restated or modified from time to time (the “Administration Agreement”) (collectively, the “Operative Documents”).

References to “you” or an “investor” in this Privacy Notice mean any investor who is an individual, or any individual connected with an investor who is a legal person, as applicable.

Who to Contact About This Privacy Notice

This Privacy Notice is being provided in accordance with the applicable requirements under the privacy and data protection laws that apply in the jurisdictions where we operate (collectively, the “Data Protection Laws”). The Company and the Adviser are considered to be data controllers in respect of any personal information we hold about you for the purposes of certain Data Protection Laws. This means that the Company and the Adviser (alone or jointly, as applicable) determine the purposes and the means of the processing of your personal information.

Please contact our Head of Investor Relations at rfitzsimons@diametercap.com with any questions about this Privacy Notice or requests with regards to the personal data we hold.

Please note that the Administrator, the Adviser, the Fund and their affiliates work under a range of professional and legal obligations that require them to process personal data (e.g., anti-money laundering legislation). In order to meet the requirements of such obligations, they, from time to

Exhibit 99.1

time, would not be acting on our instructions but instead in accordance with their own respective professional or legal obligations and therefore as data controllers in their own right with respect to such processing. For more specific information or requests in relation to the processing of personal data by the Administrator, the Adviser, the Fund and their affiliates or any other service provider of the Company, you may also contact the relevant service provider directly by visiting their websites.

The Types of Personal Data We May Hold

The categories of personal data we may collect include names, residential or business addresses, or other contact details, signature, nationality, tax identification or passport number, date of birth, place of birth, photographs, copies of identification documents, bank account details, information about assets or net worth, credit history, information on investment activities, or other personal information, such as certain special categories of personal data (including, where relevant, information on political affiliations, ethnic origin, or criminal convictions), as specified under the applicable Data Protection Laws, that may be contained in the relevant materials, documents, or obtained through background searches.

How We Collect Personal Data

We may collect personal data about you through: (i) information provided directly to us by you, or another person on your behalf; or (ii) information that we obtain in relation to any transactions between you and us.

We also may receive your personal information from third parties or other sources, such as our affiliates, the Administrator publicly accessible databases or registers, tax authorities, governmental agencies and supervisory authorities, credit agencies, fraud prevention and detection agencies, or other publicly accessible sources, such as the Internet.

How We May Use Personal Information

We may process your personal data for the purposes of administering the relationship between you and us (including subscription acceptance, communications and reporting), marketing of our products and services, monitoring and analysing our activities, and complying with applicable legal or regulatory requirements (including anti-money laundering, fraud prevention, tax reporting, sanctions compliance, or responding to requests for information from supervisory authorities, or law enforcement agencies).

We will use one of the permitted grounds under the applicable Data Protection Laws to process your personal information. Such grounds include, for example, circumstances where:

(i)
processing is necessary to perform our obligations under the Operative Documents;
(ii)
we are required to comply with a legal or regulatory obligation applicable to us; or

Exhibit 99.1

(iii)
we, or a third party on our behalf, have determined that it is necessary for our legitimate interests to collect and use your personal information, such as if we believe that you have a reasonable expectation for us or a third party to collect or use your personal information for such purpose.

What Are The Consequences Of Failing To Provide Personal Information

Where personal data is required to satisfy a statutory obligation (including compliance with applicable anti-money laundering or sanctions requirements) or a contractual requirement, failure to provide such information may result in your subscription in the Company being rejected or your Shares becoming subject to compulsory redemption or withdrawal, as applicable. Where there is suspicion of unlawful activity, failure to provide personal data may result in the submission of a report to the relevant law enforcement agency or supervisory authority.

How We May Share Personal Data

We may disclose information about you to our affiliates, service providers (including the Administrator), or other third parties to accept your subscription, administer and maintain your account(s), or otherwise perform our contractual obligations. We may also need to share your personal information with regulatory, tax or law enforcement authorities to comply with applicable legal or regulatory requirements, respond to court orders, or in the context of regulatory requests for information, administrative proceedings, or investigations. We will also release information about you if you direct us to do so.

We may also disclose information about you, or your transactions and experiences with us, to our affiliates or service providers for our everyday business purposes, such as administration of our business, record-keeping, maintaining security of our information technology systems, reporting and monitoring of our activities, investor relations activities, and compliance with applicable legal and regulatory requirements.

Retention Periods and Security Measures

We will not retain personal data for longer than is necessary in relation to the purpose for which it is collected, subject to the applicable Data Protection Laws. Personal data will be retained for the duration of your investment in the Company and for a minimum of five years after a withdrawal, as applicable, of your investment, or liquidation of the Company. We may retain personal data for a longer period for the purpose of marketing our products and services or compliance with applicable law. From time to time, we will review the purpose for which personal data has been collected and decide whether to retain it or to delete if it no longer serves any purpose to us.

To protect your personal information from unauthorised access and use, we apply organisational and technical security measures in accordance with applicable Data Protection Laws. These measures include computer safeguards and secured files and buildings.

Exhibit 99.1

We will notify you of any material personal data breaches affecting you in accordance with the requirements of applicable Data Protection Laws.

Additional Information under the U.S. Gramm-Leach-Bliley Act 1999 (Reg S-P) and Fair Credit Reporting Act (Reg S-AM)

For purposes of U.S. federal law, this Privacy Notice applies to current and former investors who are individuals or Individual Retirement Accounts. We are providing this additional information under U.S. federal law.

We may disclose information about our investors, prospective investors or former investors to affiliates (i.e., financial and non-financial companies related by common ownership or control) or non-affiliates (i.e., financial or non-financial companies not related by common ownership or control) for our everyday business purposes, such as to process your transactions, maintain your account(s) or respond to court orders and legal investigations. Thus, it may be necessary or appropriate, under anti-money laundering and similar laws, to disclose information about the Company’s investors in order to accept subscriptions from them. We will also release information about you if you direct us to do so.

We may share your information with our affiliates for direct marketing purposes, such as offers of products and services to you by us or our affiliates. You may prevent this type of sharing by contacting us at 212-655-1419. If you are a new investor, we can begin sharing your information with our affiliates for direct marketing purposes 30 days from the date we sent this Privacy Notice. When you are no longer our investor, we may continue to share your information with our affiliates for such purposes.

You may contact us at any time to limit our sharing of your personal information. If you limit sharing for an account you hold jointly with someone else, your choices will apply to everyone on your account. U.S. state laws may give you additional rights to limit sharing.

Rev. August 2023